Exhibit (a)(2)
TRIANGLE CAPITAL CORPORATION
ARTICLES OF AMENDMENT
     Triangle Capital Corporation, a Maryland corporation (“the Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Article Sixth of the charter of the Corporation (“the Charter”) is hereby deleted in its entirety and the following is substituted in lieu thereof:
     “SIXTH: The Corporation has authority to issue 100,000 shares of common stock, $.001 par value per share. The aggregate par value of all authorized shares having a par value is $100.00.”
     SECOND: The total number of shares of stock that the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 1,000 shares of common stock, $.001 par value per share. The aggregate par value of all shares of stock having par value was $1.00.
     THIRD: The total number of shares of stock that the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 100,000 shares of common stock, $.001 par value per share. The aggregate par value of all shares of stock having par value is $100.00.
     FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment.
     FIFTH: The foregoing amendment was approved by a majority of the entire Board of Directors and is limited to a change expressly authorized by Section 2-105(a)(12) of the MGCL to be made without action by the stockholders.
     The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President of the Corporation acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 29th day of November, 2006.

ATTEST:	TRIANGLE CAPITAL CORPORATION

/s/ Steven C. Lilly	By:	/s/ Garland S. Tucker, III

Steven C. Lilly		Garland S. Tucker, III
Secretary		President
RETURN TO:
John A. Good, Esq.
Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103